Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-214579) and Form S-8 (333-214582) of Global Net Lease, Inc. of our American Realty Capital Global Trust II, Inc. report dated March 22, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision to previously issued financial statements described in Note 2 to the consolidated financial statements, as to which the date is September 16, 2016 relating to the financial statements and financial statement schedule, which appear in Exhibit 99.1 of this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 7, 2017